                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                        North Fork Bancorporation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                              LOGO OF NORTH FORK
                             BANCORPORATION, INC

                                                                  March 19, 1997

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., to be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York, at 10 a.m. on Tuesday, April 22, 1997.

     There are two matters scheduled to be acted upon at the meeting:

     - The election of four directors to Class 1 of the Board of Directors; and

     - The amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to two hundred million, which will enable the Company to effect a two-for-one stock split and to issue shares for other corporate purposes.

     The Board of Directors believes that the election of the nominees listed in the attached proxy statement and the amendment of the Certificate of Incorporation of the Company described herein are in the best interests of the Company and its stockholders and unanimously recommends a vote "FOR" the nominees and the amendment of the Certificate of Incorporation.

     Whether or not you plan to attend in person, it is important that your shares are represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the enclosed proxy in the postage prepaid envelope provided. Please be sure to mark the appropriate box if you do plan to attend.

     Thank you for your consideration and continued support.

Sincerely,

/s/ John Adam Kanas
-------------------
JOHN ADAM KANAS
Chairman of the Board and President

         275 BROAD HOLLOW ROAD, MELVILLE, NEW YORK 11747 (516) 844-1004

                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 22, 1997

To the Stockholders of
North Fork Bancorporation, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), will be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, on Tuesday, April 22, 1997, at 10 a.m. for the purpose of considering and voting upon the following items:

          1. The election of four directors to Class 1 of the Company's Board of Directors, each to hold office for a term of three years, and until their successors have been duly elected and qualified; and

          2. The amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from fifty million to two hundred million; and

          3. Any other business which may properly be brought before the meeting or any adjournment thereof.

     In accordance with Delaware law and the Bylaws of the Company, a list of the holders of Company Common Stock entitled to vote at the 1997 annual meeting will be available for examination by any stockholder for any purpose germane to the meeting at the branch of North Fork Bank located at 99 Smithtown Bypass, Hauppauge, New York, for ten days prior to the meeting, between the hours of 9:00 a.m. and 3:00 p.m., and at the annual meeting during the entire time thereof.
March 19, 1997

                                           By Order of the Board of Directors

                                           /s/ Anthony J. Abate
                                           ----------------------------------
                                                ANTHONY J. ABATE
                                             Vice President and Secretary

YOU ARE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                        NORTH FORK BANCORPORATION, INC.
                             275 BROAD HOLLOW ROAD
                            MELVILLE, NEW YORK 11747

                              PROXY STATEMENT FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1997

     This proxy statement is being furnished in connection with the solicitation by the Board of Directors of North Fork Bancorporation, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders (the "Meeting") to be held at 10 a.m. on Tuesday, April 22, 1997, at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York 11788, and at any adjournment thereof. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about March 19, 1997.

                                    PROXIES

     Any stockholder executing a proxy which is solicited hereby has the power to revoke it prior to exercise of the authority conferred thereby. Revocation may be made effective by attending the Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Meeting a written notice of revocation or a later-dated, properly-executed proxy.

     Proxies will be solicited by mail. They also may be solicited by directors, officers and other employees of the Company or its subsidiary bank, North Fork Bank, personally or by telephone or telegraph, but such persons will receive no additional compensation for their services. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send this proxy statement and form of proxy to their principals, and the Company will reimburse such persons for out-of-pocket expenses incurred in forwarding the materials. The Company also has retained D.F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $6,000, plus reimbursement of reasonable out-of-pocket expenses. All expenses of solicitation will be paid by the Company.

                         RECORD DATE AND VOTING RIGHTS

     The Board of Directors has fixed the close of business on February 28, 1997, as the record date for determining stockholders who are entitled to notice of, and to vote at, the Meeting. At the close of business on that date, there were outstanding and entitled to vote 32,819,098 shares of common stock, par value $2.50 per share, of the Company (the "Common Stock"), which is the only class of stock of the Company outstanding. Only holders of record of Common Stock at the close of business on the record date are entitled to notice of and to vote at the Meeting. Each stockholder of record on that date is entitled to one vote for each share held with respect to each matter submitted to a vote at the Meeting.

     The required vote for the election of directors is the affirmative vote of a plurality of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors. The required vote on the amendment of the Company's Certificate of Incorporation is the affirmative vote of a majority of the Company's outstanding Common Stock. The required vote on any other matter that may be submitted to the stockholders is the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter submitted. A majority of the outstanding shares present or represented by proxy will constitute a quorum at the Meeting.

     Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, the Company will count all shares represented by proxy or in person at the Meeting for purposes of determining a quorum. Shares represented by proxies or voted in person on ballots marked "ABSTAIN" on any proposal will be treated as shares present or represented at the Meeting for purposes of such proposal. Shares held in "street name" by brokers but not voted by such brokers, for any reason, on a particular matter (so-called "broker non-votes") will not be deemed present or represented at the Meeting for purposes of such matter, even if such shares have been properly voted by such broker, in person or by proxy, on one or more other matters brought before the Meeting. In the election of directors (Item 1), which requires the affirmative vote of a plurality of the shares present or represented at the Meeting and entitled to vote, neither broker non-votes nor shares voted "WITHHOLD" will have the effect of a vote "AGAINST" any or all nominees for director. With respect to the vote on the proposed amendment of the Company's Certificate of Incorporation (Item 2), ballots marked "ABSTAIN" and broker non-votes will both have the effect of a vote "AGAINST" such proposal. With respect to the vote on any other matter, ballots marked "ABSTAIN" will have the effect of a vote "AGAINST" such matters but broker non-votes will not have the effect of a vote "AGAINST" such matters.

     Votes will be counted and vote totals announced at the Meeting by the inspectors of election.

                          CERTAIN BENEFICIAL OWNERSHIP

     As of December 31, 1996, there was no person known by the Board of Directors of the Company to be the beneficial owner of more than 5 percent of the outstanding shares of Common Stock.

ITEM 1.  ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO
         DIRECTORS AND OFFICERS

     The first item to be acted upon at the Meeting is the election of four directors to Class 1 of the Board of Directors, each to hold office for three years (through the annual meeting in the year 2000) and until his successor shall have been duly elected and qualified. Presently, the Board of Directors of the Company consists of eleven members divided into three classes.

     All proxies timely received by the Secretary in response to this solicitation that are in proper form and that have not been revoked will be voted "FOR" the four nominees to Class 1 listed below (unless any nominee is unable or unwilling to serve for any reason), subject to any specific voting instructions received with any proxy, including a direction to "WITHHOLD" authority to vote for any or all of the nominees.

     Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected, and the Board has no reason to believe that any nominee will decline or be unable to serve, if elected. In the event any nominee is unable or unwilling to serve for any reason, it is intended that the holders of the proxies may vote for the election of such other person or persons as may be designated by the Board of Directors.

     The following information is provided with respect to each nominee for director and each current director whose term of office extends beyond the date of the Meeting.

            NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

                                                                               SHARES OF
                                                                             COMMON STOCK
                                                                             BENEFICIALLY
                                                           SERVED             OWNED AS OF
                                                            AS A         DECEMBER 31, 1996(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR     -------------------------
         OTHER POSITIONS WITH THE COMPANY(a)(b)            SINCE       NO. OF SHARES     PERCENT
--------------------------------------------------------  --------     -------------     -------
NOMINEES FOR DIRECTOR:
CLASS 1 (terms to expire in 2000):
Allan C. Dickerson, 64..................................    1988           15,578(1)          *
  Former President, Roy H. Reeve Agency, Inc. (general
     insurance company) (1975-1994)
Lloyd A. Gerard, 65.....................................    1981           55,264(2)          *
  Antique Dealer and Auctioneer
John Adam Kanas, 50.....................................    1981          662,425(3)       2.04%
  Chairman, President and Chief Executive Officer of the
     Company and North Fork Bank
Irvin L. Cherashore, 61.................................    1997           21,068             *
  Director of Winchester Group, Inc. (money management
     and institutional brokerage); Former Director of
     North Side Savings Bank (since 1976)

DIRECTORS CONTINUING IN OFFICE:
CLASS 2 (terms to expire in 1998):
James F. Reeve, 56......................................    1988           54,241(4)          *
  President, Harold R. Reeve & Sons, Inc. (general
     construction)
George H. Rowsom, 61....................................    1981            7,716(5)          *
  President, S.T. Preston & Son, Inc. (retail marine
     supplies store)
Raymond W. Terry, Jr., 66...............................    1988           36,000(6)          *
  Former Chairman and President of Southold Savings Bank
Dr. Kurt R. Schmeller, 59...............................    1994           32,730(7)          *
  President, Queens Borough Community College, CUNY.

                                                                               SHARES OF
                                                                             COMMON STOCK
                                                                             BENEFICIALLY
                                                           SERVED             OWNED AS OF
                                                            AS A         DECEMBER 31, 1996(c)
          NAME, AGE, PRINCIPAL OCCUPATION AND             DIRECTOR     -------------------------
         OTHER POSITIONS WITH THE COMPANY(a)(b)            SINCE       NO. OF SHARES     PERCENT
--------------------------------------------------------  --------     -------------     -------
CLASS 3 (terms to expire in 1999):
John Bohlsen, 54........................................    1986          236,155(8)          *
  President, The Helm Development Corp. (real estate);
     Vice Chairman of the Company and North Fork Bank
Thomas M. O'Brien, 46(d)................................    1997          375,232(9)       1.10%
  Vice Chairman of the Company and North Fork Bank
     (since January 1997); Former Chairman, President
     and Chief Executive Officer of North Side Savings
     Bank
James H. Rich, Jr., 69..................................    1988           11,860(10)         *
  President, Southold Lumber Co., Inc. (building
     supplies)

             SHARES BENEFICIALLY OWNED BY OTHER EXECUTIVE OFFICERS
                   AND ALL DIRECTORS AND OFFICERS AS A GROUP

                                                                            SHARES OF
                                                                          COMMON STOCK
                                                                          BENEFICIALLY
                                                                           OWNED AS OF
                                                                      DECEMBER 31, 1996(c)
                    NAME, AGE, AND POSITIONS                        -------------------------
                        WITH THE COMPANY                            NO. OF SHARES     PERCENT
----------------------------------------------------------------    -------------     -------
Daniel M. Healy, 54.............................................        175,240(11)        *
  Executive Vice President and Chief Financial Officer of the
     Company
All 12 Director Nominees, Continuing Directors and Executive
  Officers as a Group...........................................      1,683,509(12)     5.18%

---------------
NOTES TO BENEFICIAL OWNERSHIP TABLE:

   * Less than one percent (1%).

 (a) Except as otherwise noted, each of the nominees for director and continuing directors has held the occupation or position listed for at least the past five years.

 (b) All persons listed as nominees for director or as continuing directors are also directors of North Fork Bank.

 (c) Beneficial ownership of shares, as determined in accordance with applicable Securities and Exchange Commission Rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

 (d) Mr. O'Brien was appointed in January 1997 to Class 3 of the Board to fill the unexpired term of Malcolm J. Delaney, who retired in July 1996.

 (1) Includes 7,605 shares held by Mr. Dickerson's wife.

 (2) Includes 1,858 shares held by Mr. Gerard in joint tenancy with his daughter, 1,000 shares held by his wife and 100 shares held by his wife in her capacity as custodian for a granddaughter.

 (3) Includes 95,556 shares of restricted stock and options to purchase 398,560 shares previously granted to Mr. Kanas under the Company's compensatory stock plans, 25,100 shares held by him in joint tenancy with his wife, 20,941 shares held by his wife, and 4,700 shares held by his dependent children.

 (4) Includes 17,816 shares held by Mr. Reeve's wife.

 (5) Includes 1,000 shares held by Mr. Rowsom in joint tenancy with his wife, 155 shares held by his wife, and 3,561 shares held by the S. T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

 (6) Includes 30,205 shares held by Mr. Terry in joint tenancy with his wife.

 (7) Includes options to purchase 13,748 shares of the Company's Common Stock, received by Dr. Schmeller in exchange for his options to purchase Metro Bancshares, Inc. stock in connection with the merger of Metro into the Company on December 1, 1994.

 (8) Includes 35,000 shares of restricted stock and options to purchase 86,300 shares previously granted to Mr. Bohlsen under the Company's compensatory stock plans, 9,560 shares held by his wife, and 10,056 shares held by his dependent children.

 (9) Includes 90,535 shares held by Mr. O'Brien in joint tenancy with his wife, 432 shares as custodian for his dependent children and options to purchase 42,882 shares received by Mr. O'Brien in exchange for his options to purchase North Side Savings Bank stock in connection with the merger of North Side Savings Bank into the Company on December 31, 1996.

(10) Includes 6,742 shares held by Mr. Rich in joint tenancy with his wife, and 150 shares held by his wife.

(11) Includes 18,000 shares of restricted stock and options to purchase 123,064 shares previously granted to Mr. Healy under the Company's compensatory stock plans, 3,000 shares held by his wife and 2,000 shares held in his name as custodian for a daughter.

(12) Includes 148,556 shares of restricted stock and options to purchase an aggregate of 664,554 shares previously granted to such persons under the Company's compensatory stock plans.

     During 1996, the Company's directors and executive officers made timely filings of all securities transaction reports required to be filed by them with the Securities and Exchange Commission under Section 16(a) of the Securities Exchange Act of 1934.

     The Board of Directors met 14 times during 1996. Each of the directors attended at least 75 percent of the total number of meetings of the Board and of all committees of which the director was a member during the period he was a director or served on such committees.

                                BOARD COMMITTEES

     The Board of Directors of the Company has an Audit Committee. The functions performed by the Audit Committee include reviewing the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities and the scope and results of audit and nonaudit services rendered by the Company's independent public accountants. The present members of the Audit Committee are directors Terry, Gerard and Schmeller. The Audit Committee met 5 times during 1996.

     The Company's Board of Directors also has a Compensation and Stock Committee (the "Compensation Committee"). The Compensation Committee reviews and makes recommendations on the compensation of senior executives and other officers, determines senior executive bonuses under the Company's Annual Incentive Compensation Plan and administers all of the Company's compensatory stock plans. The Compensation Committee consists of three directors appointed by the Company's Board of Directors, none of whom may be an employee or have substantial separate business dealings with the Company. The present members of the Committee are directors Dickerson, Gerard and Rowsom. Mr. Healy attends meetings of the Compensation Committee in an ex officio capacity, to provide information requested by, or to respond to questions from, Committee members. During 1996 the Committee met 7 times. (See "Report of the Compensation Committee" on page 13.)

     The Company's Board of Directors has no nominating committee or committee performing functions similar to those of a nominating committee.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is now an officer or an employee of the Company or any of its subsidiaries or has been at any time an officer of the Company or any of its subsidiaries.

                           COMPENSATION OF DIRECTORS

     Each member of the Board of Directors of the Company receives an annual fee of $25,000. This fee is for all duties as a director of the Company, including any service as a member of one or more committees of the Board of Directors of the Company. The Directors of North Fork Bank (currently, the same group that serves as the Board of Directors of the Company) receive a fee of $750 for each meeting of the Board or any committee of the Board attended. Chairmen of Bank Board committees receive an additional $250 per committee meeting attended. Directors Kanas, Bohlsen and O'Brien do not receive any separate fees for attendance at any Company or Bank committee meetings.

     The Company maintains a Directors' Deferred Compensation Plan, under which a director may defer receipt of either 50 percent or 100 percent of all fees earned by him as director of the Company and the Bank for five or ten years or until retirement or age 70. During the deferral period, amounts deferred earn interest at the highest rate offered by North Fork Bank to customers on any certificate of deposit or individual retirement account, determined on a quarterly basis.

     Certain directors of the Company who were directors of Southold Savings Bank prior to the Company's acquisition of Southold in 1988 now receive, or in the future will receive, payments from the Bank under deferred directors' fee agreements entered into by them with Southold prior to the 1988 acquisition. These agreements, similar to the Company's optional Deferred Compensation Plan for directors described above, permitted these individuals while they were directors of Southold to defer receipt of some or all of their director's fees in exchange for a right to receive, commencing on some designated future date and continuing for a fixed period thereafter, regular monthly cash payments in a specified amount. The designated payment amounts essentially represented the estimated future value of the deferred fees, with compounding of interest at assumed rates during the intervening years. Company director Rich is currently receiving payments from the Bank under such a deferred fee agreement, and Company directors Dickerson and Reeve will be entitled to receive such payments in the future.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation and compensatory awards received in the last three years by the Chief Executive Officer of the Company and each other executive officer whose cash compensation from the Company, including salary and bonus, exceeded $100,000 in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                   ANNUAL COMPENSATION              ----------------------------------
                         ----------------------------------------
                                                                           AWARDS            PAYOUTS
                                                                    ---------------------   ----------
                                                          (e)                                               (i)
                                                         OTHER         (f)         (g)                      ALL
          (a)                                            ANNUAL     RESTRICTED   OPTIONS/      (h)         OTHER
        NAME AND         (b)       (c)        (d)       COMPEN-       STOCK      SARS(4)       LTIP       COMPEN-
   PRINCIPAL POSITION    YEAR   SALARY(1)    BONUS     SATION(2)    AWARDS(3)    (SHARES)   PAYOUTS(5)   SATION(6)
------------------------ ----   ---------   --------   ----------   ----------   --------   ----------   ---------
John Adam Kanas......... 1996   $ 584,000   $750,000    $  8,440    $1,020,000    50,000        $0        $49,422
  Chairman of the Board, 1995     507,000    500,000      19,099       421,900    35,000         0         40,236
  President and Chief    1994     425,400    250,000       8,239             0    50,000         0         33,066
  Executive Officer
John Bohlsen............ 1996     334,750    350,000       6,611       680,000    30,000         0         16,638
  Vice Chairman          1995     266,500    250,000       4,569       246,950    20,000         0          9,045
  of the Board           1994     192,031    125,000           0             0    30,000         0          6,750
Daniel M. Healy......... 1996     300,000    200,000       4,164       340,000    20,000         0         14,288
  Executive Vice
    President            1995     275,000    150,000       6,723       120,950    20,000         0         10,503
  and Chief Financial    1994     240,000    100,000       4,002             0    30,000         0          9,353
  Officer

---------------

NOTES TO SUMMARY COMPENSATION TABLE:

(1) Includes salary deferred at the election of the named executive officer (including deferral amounts under the Company's 401(k) Plan) and all directors' fees from the Company and the Bank, whether paid or deferred. Salary deferrals under the 401(k) Plan in 1996 were $9,000 for

    Mr. Kanas, $9,000 for Mr. Bohlsen and $9,000 for Mr. Healy. Total directors' fees for 1996 were $34,000 for Mr. Kanas and $34,750 for Mr. Bohlsen.

(2) Listed amounts represent tax payments made by the Company on the taxable contributions made by it on behalf of the named executive officers under the Company's Supplemental Executive Retirement Plan ("SERP").

(3) Represents the dollar value of shares of restricted stock received by the named executive officers in compensatory awards for the year in question, based on the closing market price of the Company's Common Stock on the date of grant. Generally, shares of restricted stock granted under the Company's compensatory stock plans carry the same dividend rights as unrestricted shares of Common Stock from the date of grant. As of year-end 1996, the total market value of the restricted stock held by executive officers Kanas, Bohlsen and Healy was $3,404,183, $1,246,875 and $641,250, respectively, based on the year-end market price for Common Stock of $35.625 per share.

(4) Represents total number of shares subject to options granted to the named executive officers. No options granted under the Company's stock plans are accompanied by stock appreciation rights ("SARs").

(5) The Company has no "long-term incentive plans" as defined in the Securities and Exchange Commission Rules.

(6) Includes, among other things, Company contributions on behalf of the named executive officers under the 401(k) Plan and under the defined contribution plan feature of the SERP and specified premiums paid by the Company on certain insurance arrangements covering the executive officers. Listed amounts for 1996 include 401(k) Plan contributions by the Company on behalf of executive officers Kanas, Bohlsen and Healy of $6,750 each; contributions by the Company under the defined contribution plan feature of the SERP on behalf of executive officers Kanas, Bohlsen and Healy of $12,660, $4,234 and $4,714, respectively; and the following insurance premiums paid by the Company on their behalf: for Mr. Kanas, $12,810 in premiums on a disability policy, $8,806 in premiums on two life insurance policies and $8,396 in premiums on two split dollar life insurance policies; for Mr. Bohlsen, $5,654 in premiums on a split dollar life insurance policy; and for Mr. Healy, $2,824 in premiums on a split dollar life insurance policy.

                                 STOCK OPTIONS

     The following table sets forth information concerning stock options granted during 1996 to each of the named executive officers in the Summary Compensation Table on page 7.

             OPTIONS/SAR GRANTS IN THE YEAR ENDED DECEMBER 31, 1996

-------------------------------------------------------------------------------------------------------
                                     (b)            (c)
                                  NUMBER OF      % OF TOTAL
                                  SECURITIES      OPTIONS/         (d)
                                  UNDERLYING        SARS        EXERCISE                        (f)
                                   OPTIONS/      GRANTED TO      OR BASE                     GRANT DATE
                                     SARS        EMPLOYEES        PRICE          (e)          PRESENT
              (a)                 GRANTED(1)     IN FISCAL      (DOLLARS/     EXPIRATION      VALUE(2)
              NAME                 (SHARES)         YEAR         SHARE)          DATE        (DOLLARS)
--------------------------------  ----------     ----------     ---------     ----------     ----------
John Adam Kanas.................    50,000           21%         $ 34.00        12/09/06      $346,275
John Bohlsen....................    30,000           13%           34.00        12/09/06       207,765
Daniel M. Healy.................    20,000            8%           34.00        12/09/06       138,510

---------------
NOTES:

(1) All options listed were received by the named executive officers on December 9, 1996 under the Company's compensatory stock plans. All options received in 1996 have a per share exercise price equal to the market price of the Common Stock on the date of grant. All such options also contained a "reload feature" under which the optionee, if he subsequently elects to exercise the option by surrender of previously owned shares or by so-called "immaculate exercise," will simultaneously receive a reload option to purchase a number of shares equal to the number of shares surrendered or withheld upon exercise of the underlying option, including shares surrendered for tax withholding purposes. The exercise price of any such reload option will equal the market price of the Common Stock on the date of grant of the reload option and the reload option will expire on the date the underlying option would have expired.

(2) The listed Grant Date Present Value of the options is an estimate determined by using the Black-Scholes option pricing model, a commonly-used method of valuing options on the date of grant. The assumptions utilized in applying the Black-Scholes model were as follows: (a) the useful life of the options was estimated to be five years from the date of grant; (b) the risk-free discount rate applied for purposes of the valuation, consistent with the five-year estimated life of the options, was the five-year Treasury Rate as of the date of grant; (c) the volatility factor utilized was the one-year volatility of the Company's Common Stock, or 19.29 percent (volatility is calculated based on fluctuations of 1996 weekly closing stock prices); (d) the dividend yield on the Common Stock was assumed to be 2.4 percent for purposes of the analysis only; and (e) a discount of 5 percent was utilized to reflect anticipated risk of forfeiture prior to exercise.

     The following table sets forth information concerning all stock options that were either exercised in 1996 or held at year-end 1996 by the named executive officers in the Summary Compensation Table on page 7.

      AGGREGATED OPTION/SAR EXERCISES IN THE YEAR ENDED DECEMBER 31, 1996,
                         AND YEAR-END OPTION/SAR VALUES

----------------------------------------------------------------------------------------------------------
         (a)                  (b)                  (c)                  (d)
                                                                                              (e)
                                                                     NUMBER OF        VALUE OF UNEXERCISED
                                                                    UNEXERCISED           IN-THE-MONEY
                                                                  OPTIONS/SARS AT       OPTIONS/SARS AT
                              OPTION EXERCISES IN 1996             DECEMBER 31,           DECEMBER 31,
                        -------------------------------------         1996(2)               1996(3)
                        SHARES ACQUIRED                            (EXERCISABLE/         (EXERCISABLE/
                          ON EXERCISE       VALUE REALIZED(1)     UNEXERCISABLE)         UNEXERCISABLE)
         NAME              (SHARES)             (DOLLARS)            (SHARES)              (DOLLARS)
----------------------  ---------------     -----------------     ---------------     --------------------
John Adam Kanas.......       31,100             $ 427,269           E - 398,560          E - $6,613,306
                                                                    U -  30,440          U -    348,526
John Bohlsen..........       23,640               460,980           E -  86,300          E -  1,396,098
                                                                    U -  16,060          U -     51,938
Daniel M. Healy.......       15,000               237,188           E - 123,064          E -  2,242,243
                                                                    U -   7,936          U -    163,680

---------------
NOTES:

(1) Calculated by subtracting the exercise price of the options from the market value of the shares received as of the date of exercise.

(2) In December 1996, the Compensation Committee added a "reload feature" to all unexercised non-qualified stock options received by the named executive officers before 1996, as well as to all of the stock options then granted to them for 1996. The total number of options bearing reload features held by named executive officers Kanas, Bohlsen and Healy at year-end 1996 was:
    413,260, 101,000 and 123,064, respectively.

(3) Calculated by subtracting the exercise price of options from the market value of underlying shares as of the fiscal year-end, based on a closing market price of the Common Stock on December 31, 1996, of $35.625 per share.

                       AGREEMENTS WITH EXECUTIVE OFFICERS

     At the end of 1994, the Board of Directors of the Company approved change-in-control agreements for three executive officers of the Company -- Chairman, President and Chief Executive Officer John Adam Kanas, Vice Chairman John Bohlsen and Chief Financial Officer Daniel M. Healy. The agreements, each dated December 20, 1994, are substantially identical in form. Under each agreement the executive is entitled to receive from the Company a lump sum payment equal to 299 percent of his base salary if, within 24 months after a change in control of the Company (as defined in the agreement), his employment is terminated by the Company (other than for cause) or by the executive voluntarily.

Each agreement is a rolling three-year agreement and will continue in effect until retirement or until two years after a decision is reached by the Board not to renew the agreement. The agreements provide, in effect, that if any payments thereunder would be treated as excess parachute payments under Section 280G of the Internal Revenue Code, the aggregate amount of those payments is to be reduced to the extent necessary to avoid that treatment, except that any payment to the executive under the Company's Performance Plan or any acceleration of the vesting of his stock-based awards will not trigger such a reduction.

     Also at the end of 1994, the Board adopted the Performance Plan, under which executives and other officers and employees may receive cash payments following a change in control of the Company, if certain financial performance targets are met in connection with the change-in-control transaction. (See "Report of the Compensation Committee -- Change-in-Control Arrangements" on page 18.)

                               PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the following Performance Graph and Compensation Committee Report shall not be incorporated by reference into any such filings.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
            AMONG NORTH FORK BANCORPORATION, S&P 500 AND KBW EASTERN

      MEASUREMENT PERIOD         KBW EASTERN                       S&P 500
    (FISCAL YEAR COVERED)        REGION INDEX        NFB            INDEX
1991                                   100             100             100
1992                                 138.1           170.8          107.55
1993                                144.02          270.66          118.32
1994                                127.85          294.25          119.89
1995                                217.03          556.62          164.92
1996                                297.67          805.27          202.45

     The KBW Eastern Region Index is a market-capitalization-weighted stock index combining stock price information from 12 of the larger bank holding companies in the eastern United States.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for conducting periodic reviews of executive compensation and for taking certain actions affecting the compensation of senior executives, including the Chief Executive Officer. The Committee consists of not less than three directors, none of whom may be an officer or employee of the Company or any of its subsidiaries or have any separate, substantial business relationships with the Company. The names of current Committee members are listed at the end of this report. The Committee makes recommendations to the full Board of Directors concerning salary levels for senior executives and officers generally and other compensatory arrangements for these individuals. In addition, the Committee plays a major role in determining the size of annual bonuses paid to senior executives and other key employees and has sole discretion over grants of awards to such persons under the Company's stock-based compensation plans. Finally, the Committee has responsibility for monitoring post-retirement compensation arrangements for senior executives and for establishing performance targets under the Company's long-term performance plan that may impact on the level of post-retirement payments made to senior executives.

     The Compensation Committee is submitting this report summarizing its involvement in the compensation decisions and policies adopted by the Company for executive officers generally and for Chairman, President and Chief Executive Officer John Adam Kanas, specifically.

GENERAL POLICY

     The Company's executive compensation policy is to provide an incentive for executives to achieve corporate and individual goals and to reward executives when these goals are met. Central to the concept and design of the executive compensation strategy is the paramount importance of long-term stockholder interests and the need to align senior management incentives with those interests.

     Compensation levels for executives are established after consideration of corporate performance measurements and executive compensation practices followed in the banking industry generally. Included in the deliberative process are personal factors such as commitment, leadership, teamwork and community involvement. Increasingly, the Committee also finds it necessary to monitor compensation practices followed by companies in its market area that are not banks but compete directly with the Company for key personnel. Awareness of non-bank compensation practices has become more important as the Company continues to grow and broaden its menu of financial products to meet changing public demand.

     Before making its recommendations and decisions, the Committee elicits suggestions and advice from the CEO and certain other executive officers regarding appropriate or desired levels of compensation for them individually and for management personnel generally. The Committee has access to all necessary Company financial reports, personnel records and other data and obtains the advice of experts and compensation consultants if appropriate. Committee members also have regular contact with senior management as a result of their service on the Board and other Board committees, giving members a direct basis upon which to evaluate the individual qualities and capabilities of the officers.

     The ultimate purpose of the Company's executive compensation structure is to attract and retain executives of the highest caliber and to motivate these individuals to put forth maximum effort toward the achievement of specified corporate goals identified through the strategic planning process of the Board and management.

COMPONENTS OF COMPENSATION

     In its deliberations regarding executive compensation, the Compensation Committee focuses upon the following fundamental components: salary, annual incentive compensation and long-term incentive compensation.

  Salary

     The Committee conducts an annual review of salary levels for all Company executives and other officers, establishes general policy on salary levels and makes recommendations or determinations on specific salaries or salary modifications for executives. Salary levels are reflective of an individual's responsibilities, experience and performance, as well as competitive marketplace conditions. Average salary increases in recent years for executive officers and key employees as a group have been typical of the average salary increases experienced by other top-performing banks.

  Annual Incentive Compensation

     The annual incentive component of executive compensation has historically been provided, if and as appropriate, through the Company's Annual Incentive Compensation Plan (the "Bonus Plan"). Following profitable years, executives and other key employees have received year-end cash distributions out of a designated annual bonus pool established under the Bonus Plan. The overall size of the pool is determined by the level of the Company's financial success, based on a set formula.

     Generally, under the Bonus Plan, the Committee establishes corporate performance targets each year that determine the overall size of the bonus pool. The Committee may select one or several measures of financial performance as targets and may designate a graduated series of performance targets, with the size of the bonus pool to depend upon the particular target level achieved. The principal measure of Company performance that has been used in the past in setting the overall size of the bonus pool is earnings per share (net of extraordinary or nonrecurring items).

     At the 1996 annual meeting of stockholders, the Bonus Plan was amended to ensure that amounts paid thereunder to executives would continue to be fully tax deductible to the Company. Under the amended Bonus Plan, the Committee, in addition to setting general performance targets that govern the funding of the bonus pool on a Company-wide basis, must also establish, on or before March 31 of each year, certain specific performance goals for the executive officers named in the Summary Compensation Table. Each year these specific executive officer goals consist of an Earnings Per Share Target and a Stock Valuation Target. Unlike the Company-wide goals, the executive officer goals, once established, may not subsequently be modified during the year. If at year-end either of the pre-established executive officer goals has been met, the executives may receive as their maximum bonus payments out of the bonus pool an amount calculated under an objective formula based on the Company's "net income" for the year as defined in the Bonus Plan. The maximum of all bonus amounts payable under the Bonus Plan to the named executives in the Summary Compensation Table was limited in 1996 to 3.4 percent of "net income" as thus defined.

     The Committee in its sole discretion determines at year-end the actual amount of the annual bonus received by each executive officer, which may be less than (but may not exceed) the objectively determined maximum annual bonus for each.

  Long-Term Incentive Compensation

     The third component of the Company's executive compensation strategy is a long-term incentive compensation program, under which executives may be granted stock options and other stock-based awards offering them the possibility of future value, depending on the executives' continued employment by the Company and the long-term price appreciation of the Company's Common Stock. The Committee continues to believe that a substantial portion of the total compensation of senior executives over a period of years should consist of such long-term incentive awards. The awards under this component of the compensation program are given after an evaluation of company performance measured against its peers, practices in the banking and other industries, achievement of goals and the salary component of compensation, previously discussed. Currently, the primary vehicle for granting stock-based incentive awards is the 1994 Key Employee Stock Plan (the "1994 Plan"). Under the 1994 Plan, awards may be granted to executives and other key employees in the form of incentive stock options, nonqualified stock options or restricted stock.

     At year end 1996, the Committee recommended two changes in the overall structure of the Company's long-term incentive compensation program. First, in order to enable the Company's senior executives to exercise their holdings of stock options and become full equity participants, without at the same time reselling substantial quantities of the option shares into the marketplace, the Committee recommended and the Board of Directors approved certain modifications to the Company's stock option plans. As an initial step, the plans, including the 1994 Plan, were amended to permit the so-called "immaculate exercise" of stock options granted to the executives. This is an option exercise in which the optionee, without tendering cash or pre-owned shares, receives only that number of shares having a current aggregate market value equal to the option spread on the date of exercise, which is always less than the total number of shares to which the option relates. This feature is presently common in other company plans and is standard industry practice.

     As a further measure to encourage option exercise by executives, the Committee recommended and the Board approved a new policy under which senior executives who exercise their stock options by surrendering pre-owned shares of Common Stock or who elect an immaculate exercise procedure for their options will automatically receive so-called "reload" stock options from the Company. The reload option, an increasingly common device to encourage option exercise, involves the issuance to the person exercising the underlying option of a new option to acquire the same number of shares surrendered or withheld upon exercise of the underlying option. The intention is to return the option holder who chooses this method of exercise to the same overall position of equity holdings. The reload option if and when issued bears an exercise price equal to the fair market value of the stock on the date of issuance, and expires on the same date the underlying option would have expired. Using the new reload option policy, in early 1997 the Company's top executives exercised a substantial portion of their stock option holdings in stock-for-stock or immaculate exercises and simultaneously received reload options equal to the number of shares surrendered or withheld.

     A second change in the long-term compensation program recommended by the Committee at year-end 1996 was a shift in emphasis from stock awards that vest in a few years to awards that vest at a much later date, in some cases, at the anticipated date of the executive's retirement. The Committee believes that deferred or retirement-based vesting of incentive stock awards will encourage the senior executives to commit to the Company for a longer period of time, to the Company's benefit. Currently, stock-based awards granted under the long-term compensation plans typically vest in a three- to seven-year time frame. Under the Committee's new approach, a substantial portion of future stock-based awards, particularly future grants of restricted stock, will be structured to vest only upon the executive's retirement, death or permanent disability, or upon any earlier change-in-control transaction. In return for substantially longer vesting periods for awards, including retirement-based vesting, top executives would receive awards for proportionately larger numbers of shares. Such an approach should provide even more incentive to top management to work for the long-term financial success of the Company. With the approval of the Board, the Committee currently is exploring the possibility of instituting a new incentive stock plan specifically designed to implement the concept of retirement-based vesting of stock awards.

  Tax Deductibility of Certain Payments

     Under a provision of the Internal Revenue Code, Section 162(m), publicly-traded companies are denied a tax deduction for compensation exceeding $1 million paid to any top executive, subject to certain exemptions. The Company's Bonus Plan and its compensatory stock plans are designed so that bonus awards and stock options granted thereunder qualify for an exemption from this statute, such that the related amounts of executive compensation remain tax deductible to the Company. The Committee's current intention is that compensation paid to the Company's senior executives should continue to be tax deductible and it is working with senior executives to achieve this goal to the extent consistent with the Company's long-term objectives and the need to attract and retain top executive talent in a competitive marketplace.

COMPENSATION COMMITTEE REVIEW OF EXECUTIVE COMPENSATION

     The Compensation Committee, in reviewing executive compensation at year-end, begins by observing that 1996 marked the Company's fifth consecutive year of excellent financial results. Moreover, the continued earnings growth was achieved against a backdrop of dynamic expansion. The Company almost doubled in size during the year by completing three major strategic acquisitions (acquiring the domestic business of Extebank and the Long Island branches of First Nationwide Bank in March and the North Side Savings Bank in December). The Committee notes that management successfully integrated the Extebank and First Nationwide acquisitions and that prospects for similar results with North Side in 1997 are expected. In the midst of this rapid growth, the Company continues to be a top industry performer. Return on average assets in 1996, adjusted for nonrecurring charges related to the acquisitions, remained at a very high 1.55%. Return on average equity for 1996, as similarly adjusted, was an excellent 19.85%. In addition, asset quality continued to improve during 1996, as the ratio of non-performing assets to total assets decreased to a five-year low. The Company's net interest margin continued at a healthy level, above the industry average.

     The Committee notes that the Company's efficiency ratio, increasingly accepted as the leading indicator of a well managed bank, also remained among the best in its peer group in 1996 at a very low 42.5%.

     For this successful melding of growth and efficiency, the Company and its management received significant national media acclaim in 1996, and deservedly so. Furthermore, the Committee believes that management has laid a foundation for solid financial performance in the future, regardless of whether the Company continues its current pace of expansion. In order to enhance its long-term capital position, in the last quarter of 1996 the Company successfully completed a private placement of $100 million of trust-preferred securities. These additional funds should provide the Company's management with increased flexibility in implementing selected financial strategies in the coming years.

     Equally important as the Company's recent strong financial performance in the midst of expansion has been the substantial rise in the market value of the Company's Common Stock. Even allowing for the persistent "bull market" of the past several years, the Company's Common Stock has performed exceptionally well, among the best of its peer group of stocks. During 1996 alone, the market price of the Common Stock, measured from year-end 1995 to year-end 1996, increased by 41%, and the quarterly cash dividend was increased by 25% in November. The five-year growth in the market value of the Common Stock is also impressive. As the stock performance graph immediately preceding this Report demonstrates, from year-end 1991 to year-end 1996 the market price of the Common Stock (adjusted for reinvestment of cash dividends) increased by 805%, a growth substantially higher than that experienced by regional bank stocks generally or by the S&P 500 Index over the period. Even allowing for the fact that the Company's stock price was temporarily depressed at year-end 1991 following a severe recession in the Long Island economy, the Company's Common Stock has still outperformed its peer group as well as the broader market in recent years. At year-end 1996, the Company's total market capitalization exceeded $1 billion, almost ten times its total market capitalization five years earlier, and most of this increase took the form of an increase in per share value.

     Thus, under any standard measure of bank performance, the Company solidified its position during the past year as one of the outstanding commercial banks of its size in the United States.

     The Committee believes that senior management deserves much of the credit for the foregoing achievements. Accordingly, the Committee determined at year-end that the executive team should receive substantial increases in all areas of compensation, including salary, cash bonuses and stock-based awards.

  Salary

     The full Board of Directors accepted the Committee's recommendations on year-end salary increases for executives. For the top executives listed in the Summary Compensation Table, increases ranged from 16% to 33% over 1996 salary levels. Most other Company officers and key employees also received reasonable year-end salary increases, reflecting their significant contributions to the Company's success.

  Annual Incentive Compensation

     The Committee determined at year-end 1996 that the annual bonuses payable to the senior management under the Bonus Plan also should exceed the prior year's bonus levels. Thus, amounts awarded to the three executives listed in the Summary Compensation Table represented increases over the amounts awarded them at year-end 1995. Even so, due to the excellent financial results realized by the Company in 1996, the maximum bonus amounts payable under the Bonus Plan to the three executives listed in the Summary Compensation Table, determined under the objective formula established by the Committee in accordance with the Plan at the start of 1996, would have been substantially higher than the bonus amounts actually awarded them by the Committee at year end. Utilizing the discretion given it under the Bonus Plan, the Committee made downward adjustments from the specific bonus amounts that would otherwise have been payable to the three executives under the objective formula. The bonus amounts actually paid to the three executives for 1996 are identified in the Summary Compensation Table.

  Long-Term Incentive Compensation

     The Committee also determined at the end of 1996 to grant an increased number of stock-based awards to senior management under the Company's compensation stock plans, so as to give these individuals even greater incentive to keep the Company on a high-performance track. In December, the three executives listed in the Summary Compensation Table received stock-based awards (options or restricted stock) for an aggregate of 160,000 shares. As previously discussed, these awards were granted based on several performance factors and balanced with the salary portion of compensation for the executives. Further, due consideration was given to prior year practices and experiences in determining the number of shares subject to the awards. As discussed earlier in this Report, the Committee also decided at the end of 1996 to adopt a policy of granting reload options to senior management, to encourage them to exercise their vested stock options.

CHANGE-IN-CONTROL ARRANGEMENTS

     The Committee concurs in the Company's traditional policy of not extending long-term employment agreements to executive officers except in extraordinary circumstances. Currently, no named executive officer in the Summary Compensation Table is serving under an employment agreement.

     The Committee also believes, however, that the long-term interests of stockholders are well served by extending to senior management certain protections in the event a change-in-control of the Company should occur in the future. In approving these arrangements, the Committee has sought to align management's interest with that of stockholders, such that top executives would be actively encouraged to seek out and aggressively explore possible change-in-control transactions for the Company at the optimum time for the optimum price.

     The Company's change-in-control program for senior management involves two elements, change-in-control agreements and a Performance Plan, each of which is discussed in more detail below.

     The Committee does not believe that management will act to protect its own positions or interests at stockholder expense. Nor is the Committee aware of any current offers to acquire the Company or negotiations regarding any such acquisition.

  Change-in-Control Agreements

     In 1994, the Company extended change-in-control agreements to the three executive officers named in the Summary Compensation Table. These agreements, which are fairly standard in form and substance, essentially provide that, if there is a change in control of the Company and within a designated period thereafter the executive's employment terminates, the executive will receive an amount in cash equal to a multiple of the executive's salary before termination. These change-in-control agreements are described in more detail elsewhere in this Proxy Statement under "Agreements With Executive Officers."

  Performance Plan

     At the Committee's recommendation, the Company also adopted a Performance Plan in 1994. This Plan offers not only to senior executives but to all officers and salaried employees of the Company the possibility of a special, one-time cash distribution if the Company is acquired in a transaction that produces an above-average return to the Company's stockholders. Under the Performance Plan, if a change in control of the Company occurs and the change in control involves or follows attainment of above-average financial results for stockholders, a special performance pool will be funded, from which senior executives and other officers and employees of the Company will receive distributions. The availability and size of the special performance pool will depend upon the level of financial success achieved by the Company, measured against pre-established, objective performance targets. No pool will be funded or distributed in connection with any acquisition of the Company that does not exceed the industry average for such transactions, using as the basis of comparison the ratio of the acquisition price paid to the book value of the Company's Common Stock.

     The Committee is charged with setting annual performance targets under the Performance Plan. At the end of each calendar year, the Committee determines specific performance targets that must be met in order for a performance pool to be funded and distributed in connection with any change in control of the Company that may be announced or completed in the ensuing year. The Committee also determines the size of any such performance pool or the objective criteria to be used in determining the size of the pool. In setting these targets, the Committee is required to utilize objective measures of corporate performance. Once established for a particular year, the performance targets and the criteria for the performance pool may not later be altered or canceled. In adopting specific performance targets, the Committee is directed to adhere to the general Performance Plan goal that no performance pool amounts should be funded or distributed except upon attainment of above-average financial results by the Company prior to or as part of a change in control. The maximum size of any performance pool distributable under the Performance Plan upon a change in control is three percent of the Company's market capitalization at the time the change in control is completed, including in the measurement of market capitalization any premium paid to the Company's stockholders in the transaction. Under the Performance Plan, a change in control is defined to mean a merger, consolidation or other similar transaction in which the Company is acquired by another corporation or one or a series of transactions in which a majority of its outstanding stock is acquired by another corporation or individual person or a related group. Once a performance pool is distributed, the Performance Plan terminates.

     Distributions of a performance pool after a change in control will be made in three tranches. Tranche 1 will consist of senior executives, including the Chief Executive Officer and such other senior officers as may be determined by the Committee on a year-to-year basis. Tranche 2 will consist of other officers, as determined by the Committee prior to a pool distribution. Tranche 3 will include all other employees then participating in the Company's retirement plan. Under the Performance Plan, the participants in Tranche 3 will always receive at least 10 percent of any performance pool. The Committee may determine, on an ongoing basis, how the remaining portion of the pool is to be divided between the Tranche 1 and Tranche 2 participants. Currently, the Committee has decided that 75 percent of any performance pool payable in 1997 would be distributed to the Tranche 1 executives, who for 1997 will be the three executives named in the Summary Compensation Table. The precise percentage allocations among the participants in any specific tranche would be determined by the Committee immediately prior to a change in control. Under the Performance Plan, the Chief Executive Officer currently is entitled to receive at least 30 percent of Tranche 1.

     If the performance pool is distributable under the Performance Plan because a change in control has occurred and the pre-established performance targets have been satisfied, the entire pool must be distributed. Participating executives, officers or employees of the Company need not resign or retire in order to receive distributions. In addition, the Performance Plan provides a so-called tax gross-up provision for senior executives, under which the Company would pay any taxes payable by the senior executives on pool distributions to them, including any excise taxes on any portions of distributions constituting "excess parachute payments" under the Internal Revenue Code.

     In establishing particular performance targets for 1997, the Committee selected as a benchmark for measuring any change-in-control transaction that may be announced or completed in 1997, an index maintained by a designated industry analyst for public sector commercial bank acquisition transactions announced in the 12 months preceding announcement of the Company's transaction. Specifically, if the Company's transaction, upon announcement, involves a multiple of sale price to book value of the Company's Common Stock that exceeds the median multiple of sale price to book value in the index, a performance pool will be funded upon completion of the transaction. The size of the pool would depend on the extent to which the multiple in the Company's transaction exceeded the median multiple, ranging from a pool of 1.5 percent of market capitalization at closing for transactions barely exceeding the median to 3.0 percent of market capitalization at closing for transactions in the top decile under the index.

     The Committee may elect in future years to alter the performance targets, the definition of the performance pool or the size and constituency of the tranches. There can be no assurances that a change-in-control transaction will be effected within any certain period or at any time.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     In assessing appropriate types and amounts of compensation for the Chief Executive Officer, the Compensation Committee evaluates both corporate and individual performance. Corporate factors included in the evaluation are return on stockholders' equity, return on assets, levels and changes in non-performing assets, the market price of the Common Stock and the Company's performance compared to peer group institutions. Individual factors include the CEO's initiation and implementation of successful business strategies, formation of an effective management team and various personal qualities, including leadership.

     The Committee believes that much of the credit for the Company's excellent financial performance in 1996 and in recent years generally belongs to CEO John Adam Kanas. In this regard, the Committee is of the view that Mr. Kanas deserves particular mention for the success with which the Company has been able to pursue an expansion campaign while maintaining a solid earnings record. In both the design and the implementation phases of the Company's recent acquisitions, Mr. Kanas has played the key role. The blueprint for North Fork's growth has largely been his own, and he has been the indispensable person in bringing it to fruition. The Committee notes that the demands on the time and efforts of Mr. Kanas and the other members of his senior management team resulting from the expansion program have been extraordinary in recent periods.

     The Committee also observes that the long-run success of an acquisition program depends on rapid integration of the target businesses into the acquiror. Here, too, the Committee believes, Mr. Kanas has played an active and critical role. In just a few years, the Company has quadrupled in size, but Mr. Kanas and his management team, with the addition of a few key officers from the target companies, have been able to absorb the acquisitions into the North Fork organization rapidly and efficiently.

     Finally, the Committee notes that Mr. Kanas has continued to maintain day-to-day control over all aspects of the Company's operations, and has represented the Company ably and energetically in the communities it serves.

     For all of the above reasons, the Committee recommended to the full Board at year-end 1996 that Mr. Kanas' salary be increased by 18% and determined that his cash bonus under the Bonus Plan would be increased by 50% over his 1995 bonus. The Committee also made year-end awards to Mr. Kanas of options to acquire 50,000 shares and 30,000 shares of restricted stock.

     Committee members:

          Allan C. Dickerson, Chairman
          Lloyd A. Gerard
          George H. Rowsom

                                RETIREMENT PLANS

     Executive officers of the Company participate in a retirement plan (the "Retirement Plan"), which is a defined benefit plan maintained and administered by the Company. The Retirement Plan covers all employees who have attained age 21, completed at least one year of service and worked a minimum of 1,000 hours per year. A participant becomes 100 percent vested under the Retirement Plan after five years of service.

     Under the Retirement Plan's benefit formula, participants accrue an amount through the plan each year equal to five percent of their annual compensation (as defined under the plan) plus a fixed rate of interest based on one-year Treasury Bill rates, credited quarterly. These amounts are subject to limitations under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefits subsequently paid under the Retirement Plan to each participant after retirement are payments based on the accrued total amount in the plan for that participant, projected over an assumed life expectancy.

     Compensation under the Retirement Plan is total salary and bonuses (i.e., columns (c) and (d) in the Summary Compensation Table, excluding any directors'
fees), as well as certain other taxable compensation received by the executives that is listed in column (i) of the Summary Compensation Table, excluding Company contributions under the 401(k) Plan and the defined contribution feature of the SERP.

     In addition to the Retirement Plan, the Company has a Supplemental Executive Retirement Plan (the "SERP"). The SERP restores to specified senior executives upon their retirement from the Company the full level of retirement benefits that they would have been entitled to receive under the formula contained in the Retirement Plan, absent the ERISA provision limiting maximum payouts and maximum compensation under tax-qualified retirement plans. The SERP also provides for participating executives a nonqualified defined contribution plan feature, under which executives may elect to make post-tax contributions, which will be entitled to matching Company contributions, much like 401(k) plan deferrals, but not on a tax-deferred basis and not subject to the Internal Revenue Code's limitation on maximum 401(k) plan contributions. The SERP may be funded through a combination of elective contributions by covered individuals and Company matching contributions, both made to a secular trust. Under the SERP, the Company will also pay on behalf of covered individuals any income taxes payable by them as a result of Company contributions on their behalf. Each of the named executive officers in the Summary Compensation Table on page 7 is covered under the SERP.

     Based upon their current covered compensation and assuming retirement at normal retirement age (65), executive officers Kanas, Bohlsen and Healy would receive under the Retirement Plan and the SERP combined annual benefit payments of approximately $244,000, $50,000 and $43,000, respectively.

                TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS
                             AND ASSOCIATED PERSONS

     Since January 1, 1996, certain of the directors and executive officers of the Company (and members of their immediate families and corporations, organizations and trusts with which these individuals are associated) have been indebted to North Fork Bank in amounts of $60,000 or more. All such loans were made in the ordinary course of business, did not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable loan transactions with unaffiliated persons. No such loan was classified by North Fork Bank as of December 31, 1996, as a non-accrual, past due, restructured or potential problem loan.

ITEM 2. AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES AND EFFECT A TWO-FOR-ONE STOCK SPLIT

     On February 25, 1997, the Board of Directors of the Company unanimously adopted a resolution declaring it advisable that the Company's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock of the Company, having a par value of $2.50 per share, from 50 million to 200 million (the "Amendment"). The Board of Directors further directed that the Amendment be submitted for consideration by stockholders at the Company's annual meeting. In the event the Amendment is approved by stockholders, the Company will thereafter execute and submit to the Delaware Secretary of State for filing a Certificate of Amendment of the Certificate of Incorporation providing for the Amendment. The Amendment will become effective at the close of business on the date the Certificate of Amendment is accepted for filing by the Secretary of State.

     On February 25, 1997, the Board of Directors also unanimously adopted a resolution authorizing and declaring, subject to stockholder approval of the Amendment, a two-for-one stock split (the "Stock Split"), under which the Company would issue one additional share of Common Stock for each authorized share of Common Stock outstanding or in the Treasury as of the close of business on April 25, 1997, and will reserve for issuance one additional share of Common Stock for each share of Common Stock then reserved for issuance (e.g., under employee stock plans). The par value of the Common Stock will remain the same and the Stock Split will thus take the form of a 100 percent stock dividend.

     As of the record date for the Meeting, there were 32,819,098 shares of Common Stock outstanding and another 920,992 shares of Common Stock had been reserved for issuance under the Company's various employee benefit and compensatory stock plans and other stock distribution plans. Thus, absent the Amendment increasing the authorized shares of Common Stock, there would not be a sufficient number of authorized shares to effect the Stock Split. STOCKHOLDER APPROVAL OF THE AMENDMENT IS REQUIRED IN ORDER FOR THE PROPOSED TWO-FOR-ONE STOCK SPLIT TO BE EFFECTED. IF THE PROPOSED AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION IS NOT APPROVED BY THE STOCKHOLDERS, THE STOCK SPLIT CANNOT BE EFFECTED.

     The shares issued pursuant to the Stock Split will have the same rights as currently outstanding shares of Common Stock. At present, in addition to 50 million shares of Common Stock, the authorized stock of the Company includes 10 million shares of Preferred Stock. No shares of Preferred Stock are currently outstanding. NO CHANGE TO THE COMPANY'S PREFERRED STOCK AUTHORIZATION IS REQUESTED BY THIS AMENDMENT.

     The purpose of the Amendment is to enable the Company to effect the Stock Split and provide additional authorized shares of Common Stock for possible use in connection with future financings, investment opportunities, business transactions (including corporate mergers and acquisitions), employee benefit plan or dividend reinvestment plan purchases, distributions to existing stockholders (such as stock dividends or stock splits) or for other corporate purposes. The issuance of additional shares of Common Stock for any of these purposes could have a dilutive effect on earnings per share, depending on the circumstances, and could dilute a stockholder's percentage voting power in the Company. The Board of Directors will make the determinations for future issuances of authorized shares of Common Stock, which will not require further action by the stockholders except in certain cases, such as where a very substantial number of shares is to be issued in a single transaction.

     Other than the shares which are required to effect the Stock Split, the Company has no definitive plans or commitments requiring the issuance of additional shares of Common Stock, except for such shares as may be issuable in the normal course under the Company's employee benefit or compensatory stock plans, within the amounts reserved for such purposes. The Board of Directors believes authorization of the additional shares is appropriate, however, so that it may have the flexibility to issue shares from time to time, without the delay of seeking stockholder approval (unless required by law or exchange regulations), whenever, in its judgment, such issuance is in the best interest of the Company and its stockholders.

     In the event stockholders approve the Amendment, Article Four of the Company's Certificate of Incorporation will be amended to increase the number of shares of Common Stock which the Company is authorized to issue from 50,000,000 to 200,000,000. The par value of such stock will remain two dollars and fifty cents ($2.50) per share. Upon effectiveness of the Amendment, Paragraph (a) of
Article 4 of the Company's Certificate of Incorporation will read as follows:

       "4. CAPITAL STOCK. (a) The authorized shares which the Corporation has authority to issue shall be two hundred ten million (210,000,000), divided into two hundred million (200,000,000) shares of Common Stock, par value of two dollars and fifty cents ($2.50) each, and ten million (10,000,000) shares of Preferred Stock, par value of one dollar ($1.00) each, which Preferred Stock may be divided into and issued in series as described herein."

     The Company's Certificate of Incorporation was last amended to increase the number of authorized shares of Common Stock in 1988. At that time the Company had approximately 5,178,452 shares of Common Stock outstanding and increased its authorized shares of Common Stock from 13 million to 50 million.

     The Board of Directors believes that the proposed Stock Split will result in a market price that should be more attractive to a broader spectrum of investors, particularly individual investors. The aggregate number of shares that may be sold under each of the Company's employee stock plans, the number of shares covered by outstanding options and restricted stock awards under such plans, and the exercise price of options granted under the plans, will also be proportionately adjusted to reflect the Stock Split. For example, the Stock Split will have the effect of doubling the number of shares of Common Stock issuable upon exercise of outstanding options, and of reducing by one-half the exercise price per share with respect to such options. The number of shares of restricted stock previously granted to and held by key employees of the Company will also be doubled accordingly.

     Although an increase in the authorized shares of Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction resulting in the acquisition of the Company by another company), the proposed Amendment is not in response to any effort by any person or group to accumulate the Company's stock or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by the Board of Directors to recommend or implement a series of anti-takeover measures.

     In the event Item 2 is approved, certificates representing shares of the Company's Common Stock issued prior to the time the Stock Split becomes effective will continue to represent the same number of shares of the Company's stock as they did prior to such time, and each common stockholder of record at the close of business on the record date for the Stock Split, April 25, 1997, will be entitled to receive one additional share of Common Stock for each share of Common Stock held on such date.

     EXISTING CERTIFICATES WILL CONTINUE TO REPRESENT THE NUMBER OF SHARES EVIDENCED THEREBY. EXISTING CERTIFICATES WILL NOT BE EXCHANGED FOR NEW CERTIFICATES. PLEASE DO NOT RETURN ANY CERTIFICATES TO THE COMPANY OR OUR TRANSFER AGENT.

     If Item 2 is approved, the Company will also apply to the New York Stock Exchange for the continued listing of the Company's Common Stock on a split basis.

     The Company has been advised by its tax counsel that under U.S. federal income tax laws the receipt of additional shares of Common Stock in the Stock Split will not constitute taxable income to the stockholders. In addition, the cost or other tax basis to a stockholder of each old share held immediately prior to the split will be divided equally between the corresponding two shares held immediately after the split, and the holding period for each of the two shares will include the period for which the corresponding old share was held. The laws of jurisdictions other than the United States may impose taxes on receipt by a stockholder of additional shares of Common Stock resulting from the split. Stockholders subject to such other laws should consult with their own tax advisors for additional information.

     If a stockholder elects to sell or purchase shares of the Company's Common Stock following the effectuation of the Stock Split, stock transfer taxes, if applicable, may be higher in a transaction involving an equivalent aggregate market value, because of the greater number of shares involved, and the brokerage commissions associated with such activities may also be higher. Stockholders may wish to determine from their brokers the taxes and commissions applicable for the additional number of shares.

     The Board of Directors believes adoption of the Amendment will be in the best interests of the stockholders and, accordingly, recommends a vote FOR this proposal, which is ITEM 2 on the Proxy Card. Proxies received in response to the Board's solicitation will be voted "FOR" approval of the Amendment if no specific instructions are included thereon for Item 2.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals to be considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Stockholders must be received in writing by the Secretary of the Company at the Company's principal executive office no later than November 18, 1997. Such proposals also must meet the other requirements established by the Securities and Exchange Commission for stockholder proposals.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, Certified Public Accountants, were the independent auditors of the Company for the year ended December 31, 1996, and have also been selected to serve as auditors for 1997. Representatives of KPMG Peat Marwick are expected to be present at the Meeting with an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from stockholders.

                    OTHER MATTERS TO COME BEFORE THE MEETING

     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.

Date: March 19, 1997

                                           By Order of the Board of Directors

                                           /s/ Anthony J. Abate
                                           ----------------------------------
                                                ANTHONY J. ABATE
                                             Vice President and Secretary

P
R
O
X
Y

                         NORTH FORK BANCORPORATION, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 APRIL 22, 1997


The undersigned stockholder(s) of North Fork Bancorporation, Inc., a Delaware corporation (the "Company"), hereby appoint(s) Irving L. Price, Jr., and Alma T. Suter, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full power of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Marriott Windwatch Hotel, 1717 Vanderbilt Motor Parkway, Hauppauge, New York at 10:00 a.m. on Tuesday, April 22, 1997, and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals and any other matters coming before said meeting:

    1. Election of Directors to the Board of Directors for terms to expire at the 2000 Annual Meeting of Stockholders
         Nominees:  Allan Dickerson, Lloyd A. Gerard, John Adam Kanas,
                    Irvin L. Cherashore
         (Check one box only for all nominees)

    2. Amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from fifty million (50,000,000) to two hundred million (200,000,000)

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

                                                             (CHANGE OF ADDRESS)

                                                             -------------------

                                                             -------------------

                                                             -------------------
                                                                   (Over)




                                                               -----------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                               -----------------

     PLEASE MARK YOUR
/X/  VOTES AS IN THIS
     EXAMPLE


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         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2

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                                   FOR                        WITHHOLD
1. Election of Directors           / /                          / /
   (see reverse)



WITHHOLD for the following only.  Write names(s) below.




                                   FOR          AGAINST       ABSTAIN
2. Amendment of the Certificate    / /            / /           / /
   of Incorporation



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Please indicate below whether you plan on attending the Meeting.

I PLAN TO ATTEND    I DO NOT PLAN   CHANGE OF ADDRESS
                    TO ATTEND       ON RESERVE SIDE

/ /                    / /                   / /




Receipt of the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement is hereby acknowledged.

NOTE: Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate proxies should be signed by an authorized officer.


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SIGNATURE(S)                                                                DATE